CSW Industrials Reports Impressive Fiscal 2027 First Quarter with All-Time
Record Results; Contractor Solutions Segment Delivers Second Consecutive Quarter of Positive Organic Growth

DALLAS, July 30, 2026 (GLOBE NEWSWIRE) - CSW Industrials, Inc. (NYSE: CSW or the "Company") today reported results for the fiscal 2027 first quarter period ended June 30, 2026.

Fiscal 2027 First Quarter Highlights (comparisons to fiscal 2026 first quarter)

•Total revenue increased 33% to a record of $351 million, driven by acquisitions as well as organic growth
•Contractor Solutions Segment delivered organic revenue growth of 6%
•Earnings per diluted share ("EPS") of $3.04 increased 25% compared to $2.43, driven primarily by increased revenue
•Adjusted EPS, which excludes the amortization of acquisition-related intangible assets and nonrecurring expenses, was a record $3.84 and increased 35% compared to $2.85
•Net income attributable to CSW of $50 million increased 22% compared to $41 million
•Adjusted EBITDA increased 48% to a record $102 million, capitalizing on increased revenue
•Cash flows from operations were a record $76 million, increasing 25%
•Net debt of $815 million at the end of the quarter, resulting in a net leverage ratio (net Debt to EBITDA), in accordance with our credit facility, of 2.37x, within our stated target range of 1-3x, and decreasing from our fiscal year-end

Comments from the Chairman, President, and Chief Executive Officer

Joseph B. Armes, CSW Industrials’ Chairman, President, and Chief Executive Officer, commented, "I am very pleased to report all-time record revenue, adjusted EBITDA, adjusted EPS, and operating cash flows for the first quarter of fiscal 2027. Guided by our enduring capital allocation strategy, since May 1, 2025, we have invested $1.0 billion to consummate five highly accretive acquisitions, including the transformative additions of MARS Parts and Aspen Manufacturing. These investments have resulted in revenue growth outpacing the end markets we serve, expanding profitability, and increasing cash flows. We have continued to return capital to shareholders through meaningful share repurchases, in light of the compelling investment opportunity we have seen in our stock, and through dividends, while simultaneously de-levering our balance sheet through the reduction of net debt plus growth in our EBITDA."

Armes continued, "We remain confident in our ability to deliver continued growth in organic revenue, EBITDA, and operating cash flows through the remainder of fiscal 2027. This confidence is supported by our disciplined focus on serving our customers well, executing effectively, controlling costs, and opportunistically investing in attractive growth opportunities."

Fiscal 2027 First Quarter Consolidated Results

Fiscal first quarter revenue was $350.6 million, an $87.0 million or 33.0% increase over the prior year period. Total revenue growth included $73.0 million or 27.7% inorganic growth contributed by acquisitions completed over the last twelve months, which are reported within the Contractor Solutions and Specialized Reliability Solutions segments, as well as an increase in organic revenue of $14.0 million or 5.3%, comprised of 5.9% growth in Contractor Solutions and 16.5% growth in Specialized Reliability Solutions, offset by lower revenue in Engineered Building Solutions.

Gross margin improved 110 bps to 44.9%, or 130 bps to 45.1% as adjusted, compared to 43.8% in the prior year period. The adjusted gross margin increase was primarily a result of pricing actions, partially offset by increased material and freight costs. Gross profit in the fiscal first quarter was $157.4 million, or $158.0 million adjusted, representing 36.3%, or 36.9% adjusted, growth over $115.4 million in the prior year period. Adjustments made to gross profit and gross margin in the quarter include acquisition-related integration expenses and costs related to the previously announced planned exit and disposition of the Greco business within Engineered Building Solutions ("Greco Plans").

Operating expenses were $77.5 million, or $76.4 million adjusted. Adjustments in the quarter were comprised of $1.0 million in nonrecurring expenses related to integration of completed acquisitions. Operating expenses in the prior period were $60.6 million. Operating expenses were higher in the current period due to acquired companies' additional expenses, including amortization of intangible assets. Operating expenses as a percentage of revenue were 22.1%, or 21.8% adjusted, lower than the prior year period of 23.0%, leveraging increased revenue, as well as restructuring savings and synergy realization.

Operating income in the current period was $79.9 million, or $81.5 million adjusted, compared to $54.9 million, in the prior year period. Operating income as a percentage of revenue was 22.8%, or 23.3% adjusted, compared to 20.8% in the prior year period. The increase in operating margin was a result of the previously mentioned expansion in the gross margin and decreased operating expenses as a percentage of revenue.

Interest expense, net of interest income, was $12.7 million, as compared to interest expense of $1.0 million in the prior year period. Interest expense in the quarter resulted from the Term Loan A and increased borrowings outstanding under our revolving line of credit, due to our acquisitions and share repurchases in the last year.

In the current period, reported net income attributable to CSW improved 21.6% to $49.8 million, compared to $40.9 million in the prior year period. EPS was $3.04 per diluted share, an increase of 25.3% as compared to $2.43 per diluted share in the prior year period, driven by both contributions from recent acquisitions and organic growth, partially offset by higher interest expense and intangible amortization. Excluding the amortization of acquisition-related intangible assets and nonrecurring expenses, adjusted EPS increased 34.6% to a record $3.84 per diluted share, compared to $2.85 per diluted share in the prior year period.

Fiscal 2027 first quarter adjusted EBITDA increased 47.8% to a record $101.6 million, up from $68.7 million in the prior year period. Adjusted EBITDA margin expanded 290 bps to 29.0%, compared to 26.1% in the prior year period, due to the previously mentioned gross margin expansion and improved operating expense leverage.

The Company’s effective tax rate for the fiscal first quarter was 25.6%, as compared to 24.3% in the prior year period.

The quarterly cash flows from operations were $75.6 million, as compared to $60.6 million in the prior year period. Free cash flows, defined as cash flows from operations minus capital expenditures, was $69.6 million, compared to $57.7 million in the prior year period, an increase of $11.9 million. The increases were primarily due to our record earnings.

Following quarter-end, the Company announced a regular quarterly cash dividend in the amount of $0.30 per share, to be paid on August 14, 2026, to shareholders of record on July 31, 2026. This represents the Company's thirtieth consecutive quarterly dividend.

Fiscal 2027 First Quarter Segment Results

Contractor Solutions segment revenue was $276.0 million, a $79.3 million or 40.3% increase over the prior year period, comprised of inorganic growth of 34.4% or $67.6 million from acquisitions in the last twelve months and a 5.9% or $11.6 million increase in organic revenue from pricing actions and volume growth. As compared to the prior year period, net revenue growth was driven by the HVAC/R, plumbing, and architecturally-specified building products end markets. Segment operating income was $75.0 million, or $75.9 million adjusted to exclude $0.9 million of nonrecurring expenses related to acquisition integration, compared to $52.8 million, in the prior year period. The increase in operating profit resulted from the inclusion of recently acquired businesses, organic volume growth, and pricing actions, partially offset by increased material costs and freight expense. Segment operating income margin for the fiscal first quarter was 27.2%, or 27.5% adjusted, as compared to 26.8%, primarily due to pricing actions and favorable product mix, offset somewhat by increased costs of materials and freight. Segment adjusted EBITDA in the fiscal first quarter increased 45.2% to $94.3 million, or 34.2% of revenue, compared to $65.0 million, or 33.0% of revenue, in the prior year period. The accretion in margin is primarily due to higher organic revenue and cost leverage.

Specialized Reliability Solutions segment revenue was $48.2 million, an $11.4 million or 30.9% increase over the prior year period. Revenue growth was comprised of organic growth of $6.1 million, or 16.5%, and inorganic growth of $5.3 million, or 14.5%. Revenue increased in the general industrial and mining end markets and declined in the rail transportation end market. Segment operating income was $8.1 million, or $8.5 million adjusted to exclude nonrecurring expenses related to acquisition integration, an increase of 62.8% compared to $5.2 million in the prior year period. Segment operating income margin for the fiscal first quarter was 16.7%, or 17.7% adjusted, as compared to the prior year period of 14.2% due to higher margins on recent acquisitions, pricing actions, and a favorable product mix, offset somewhat by increased freight and material costs. Segment adjusted EBITDA in the fiscal first quarter was $10.0 million, or 20.8% of revenue, compared to $6.5 million, or 17.7% of revenue in the prior year period, reaching our long-term margin target of greater than 20%.

Engineered Building Solutions segment revenue was $28.9 million, a 9.3% decrease compared to $31.9 million in the prior year period, due to softness in the residential market served by the Greco business, partially offset by pricing actions and volume growth in the continuing businesses. Segment operating income was $4.6 million, or 15.8% of revenue, as compared to the prior year period of $4.0 million, or 12.5% of revenue. The increase is primarily the result of favorable product mix. During the fiscal quarter, in connection with the Greco Plans, we recorded additional exit-related expenses of $0.3 million. Adjusted EBITDA and adjusted

EBITDA margin in the fiscal first quarter were $5.0 million and 17.4%, respectively, compared to $4.4 million and 13.9%, respectively, in the prior year period.

Excluding the Greco businesses, Engineered Building Solutions segment revenue was $23.4 million, a 7.0% increase compared to $21.9 million in the prior year period. Segment adjusted EBITDA and adjusted EBITDA margin in the fiscal first quarter were $6.1 million and 26.2%, respectively, compared to $3.8 million and 17.5%, respectively, in the prior year period, supporting confidence in stronger margins over time.

All percentages are calculated based upon the attached financial statements. Share counts used in determining the diluted EPS are based on a weighted average of outstanding shares throughout the reporting period.

Conference Call Information

The Company will host a conference call today at 10:00 a.m. ET to discuss the results, followed by a question-and-answer session for the investment community. A live webcast of the call can be accessed at https://ir.csw.com. To access the call, participants may dial 1-877-407-0784, international callers may use 1-201-689-8560, and request to join the CSW Industrials earnings call.

A telephonic replay will be available shortly after the conclusion of the call and until Tuesday, August 13, 2026. Participants may access the replay at 1-844-512-2921; international callers may use 1-412-317-6671 and enter access code 13761540. The call will also be available for replay via webcast link on the Investors portion of the CSW website www.csw.com.

Safe Harbor Statement

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Words or phrases such as "may," "should," "expects," "could," "intends," "plans," "anticipates," "estimates," "believes," "forecasts," "predicts" or other similar expressions are intended to identify forward-looking statements, which include, without limitation, earnings forecasts, effective tax rate, statements relating to our business strategy and statements of expectations, beliefs, future plans and strategies and anticipated developments concerning our industry, business, operations, and financial performance and condition.

The forward-looking statements included in this press release are based on our current expectations, projections, estimates, and assumptions. These statements are only predictions, not guarantees. Such forward-looking statements are subject to numerous risks and uncertainties that are difficult to predict. These risks and uncertainties may cause actual results to differ materially from what is forecast in such forward-looking statements, and include, without limitation, the risk factors described from time to time in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K.

All forward-looking statements included in this press release are based on information currently available to us, and we assume no obligation to update any forward-looking statement except as may be required by law.

Non-GAAP Financial Measures

This press release includes an analysis of adjusted diluted earnings per share attributable to CSW, adjusted net income attributable to CSW, adjusted effective tax rate, adjusted gross profit, adjusted operating expenses, adjusted operating income, free cash flows, adjusted EBS excluding Greco, adjusted CSW excluding Greco and Net Debt to Adjusted EBITDA Ratio per Revolving Credit Facility ("RCF"), which are non-GAAP financial measures of performance. Attributable to CSW is defined to exclude the income attributable to the non-controlling interest in the Whitmore JV.

CSW utilizes adjusted EBITDA (earnings before interest, tax, depreciation and amortization) as an additional consolidated, non-GAAP financial measure, which consists of consolidated net income including income attributable to the non-controlling interest in the Whitmore JV, adjusted to remove the impact of income taxes, interest expense, depreciation, amortization and impairment, and significant nonrecurring items.

For a reconciliation of these measures to the most directly comparable GAAP measures and for a discussion of why we consider these non-GAAP measures useful, see the “Reconciliation of Non-GAAP Measures” section of this release.

About CSW Industrials, Inc.

CSW Industrials is a diversified industrial growth company with industry-leading operations in three segments: Contractor Solutions, Specialized Reliability Solutions, and Engineered Building Solutions. CSW provides niche, value-added products with two essential commonalities: performance and reliability. The primary end markets we serve with our well-known brands include: HVAC/R, plumbing, electrical, general industrial, architecturally-specified building products, energy, mining, and rail transportation. For more information, please visit www.csw.com.

Investor Relations

Alexa Huerta
Vice President, Investor Relations and Treasurer
214-489-7113
alexa.huerta@csw.com

CSW INDUSTRIALS, INC.
CONSOLIDATED STATEMENTS OF INCOME
(unaudited)

	Three Months Ended June 30,
(Amounts in thousands, except per share amounts)	2026	2025
Revenues, net	$350,650	$263,646
Cost of revenues	(193,289)	(148,204)
Gross profit	157,361	115,442
Selling, general and administrative expenses	(77,507)	(60,566)
Operating income	79,854	54,876
Interest expense, net	(12,731)	(1,022)
Other income (loss), net	(220)	528
Income before income taxes	66,903	54,382
Provision for income taxes	(17,123)	(13,211)
Net income	49,780	41,171
Less: Income attributable to redeemable noncontrolling interest	(21)	(246)
Net income attributable to CSW	$49,759	$40,925

Net income per share attributable to CSW
Basic	$3.05	$2.43
Diluted	$3.04	$2.43

Weighted average number of shares outstanding:
Basic	16,330	16,808
Diluted	16,365	16,863

CSW INDUSTRIALS, INC.
CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except for per share amounts)	June 30, 2026	March 31, 2026
ASSETS
Current assets:
Cash and cash equivalents	$47,495	$33,799
Accounts receivable, net of allowance for expected credit losses of $2,426 and $2,314, respectively	233,311	210,264
Inventories, net	305,202	309,707
Prepaid expenses and other current assets	20,005	26,555
Assets held for sale	9,948	8,742
Total current assets	615,961	589,067
Property, plant and equipment, net of accumulated depreciation of $130,163 and $125,552, respectively	107,332	107,536
Goodwill	640,273	632,631
Intangible assets, net	884,841	900,051
Other assets	85,212	87,399
Total assets	$2,333,619	$2,316,684

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$82,834	$76,930
Accrued and other current liabilities	112,003	116,055
Current portion of long-term debt	29,458	29,458
Liabilities held for sale	3,831	4,478
Total current liabilities	228,126	226,921
Long-term debt	825,993	839,836
Retirement benefits payable	1,029	1,040
Other long-term liabilities	185,849	179,489
Total liabilities	1,240,997	1,247,286
Commitments and contingencies
Redeemable noncontrolling interest	19,010	18,989
Equity:
Common shares	179	178
Additional paid-in capital	528,168	520,076
Treasury shares, at cost	(288,927)	(257,704)
Retained earnings	843,785	798,956
Accumulated other comprehensive loss	(9,593)	(11,097)
Total equity	1,073,612	1,050,409
Total liabilities, redeemable noncontrolling interest and equity	$2,333,619	$2,316,684

CSW INDUSTRIALS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Three Months Ended June 30,
(Amounts in thousands)	2026	2025
Cash flows from operating activities:
Net income	$49,780	$41,171

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	4,626	3,929
Amortization of acquisition-related intangible assets & inventory step-up	15,633	9,411
Amortization of deferred financing fees	307	322
Provision for inventory reserves	1,751	242
Provision for credit losses	188	72
Share-based compensation	4,091	4,037
Net loss on disposals of property, plant and equipment	357	—
Net pension benefit	20	17
Net deferred taxes	852	790
Changes in operating assets and liabilities:
Accounts receivable	(24,625)	(7,788)
Inventories	2,170	7,641
Prepaid expenses and other current assets	7,462	656
Other assets	8	43
Accounts payable and other current liabilities	12,521	6
Retirement benefits payable and other liabilities	479	92
Net cash provided by operating activities	75,620	60,641
Cash flows from investing activities:
Capital expenditures	(6,004)	(2,904)
Proceeds from sale of assets	12	—
Cash paid for acquisitions, net of cash received	—	(323,814)
Net cash used in investing activities	(5,992)	(326,718)
Cash flows from financing activities:
Borrowings on line of credit	59,859	135,000
Repayments of line of credit	(66,337)	(40,000)
Repayments on Term Loan A	(7,500)	—
Payments of deferred loan costs	—	(2,835)
Payments of contingent consideration	(113)	(113)
Purchase of treasury shares	(36,341)	(9,091)
Dividends	(4,909)	(4,537)
Net cash (used in) provided by financing activities	(55,341)	78,424
Effect of exchange rate changes on cash and equivalents	(591)	(202)
Net change in cash and cash equivalents	13,696	(187,855)
Cash and cash equivalents, beginning of period	33,799	225,845
Cash and cash equivalents, end of period	$47,495	$37,990

Reconciliation of Non-GAAP Measures

We use adjusted earnings per share attributable to CSW, adjusted net income attributable to CSW, adjusted gross profit, adjusted operating expenses, adjusted operating income, adjusted effective tax rate, adjusted EBITDA, free cash flows, adjusted EBS excluding Greco, adjusted CSW excluding Greco and Net Debt to Adjusted EBITDA Ratio per Revolving Credit Facility ("RCF"), together with financial measures prepared in accordance with GAAP, such as revenue, cost of revenue, operating expense, operating income, net income attributable to CSW and operating cash flows, to assess our historical and prospective operating performance and to enhance our understanding of our core operating performance. Free cash flows is a non-GAAP financial measure and is defined as cash flows from operations less capital expenditures. We believe these measures are useful for investors to assess the operating performance of our business without the effect of non-recurring items. In the following tables, there could be immaterial differences in amounts presented due to rounding.

CSW INDUSTRIALS, INC.
Reconciliation of Net Income Attributable to CSW to Adjusted Net Income Attributable to CSW
(unaudited)

(Amounts in thousands, except per share data)	Three Months Ended June 30,
	2026	2025
Net income attributable to CSW	$49,759	$40,925

Adjusting items:
Amortization of acquisition-related intangible assets and inventory step-up	15,633	9,412
Amortization tax effect	(3,871)	(2,325)
Acquisition-related integration expenses, net of tax effect	1,022	—
Greco exit related expenses, net of tax effect	226	—
Adjusted net income attributable to CSW	$62,769	$48,012

Net Income Attributable to CSW per diluted common share	$3.04	$2.43

Adjusting Items, per dilutive common share:
Amortization of acquisition-related intangible assets and inventory step-up	0.96	0.56
Amortization tax effect	(0.24)	(0.14)
Acquisition-related integration expenses, net of tax effect	0.06	—
Greco exit related expenses, net of tax effect	0.01	—
Adjusted net income attributable to CSW per dilutive common share	$3.84	$2.85

CSW INDUSTRIALS, INC.
Reconciliation of Effective Tax Rate to Adjusted Effective Tax Rate
(unaudited)

(Amounts in thousands)	Three Months Ended June 30,
	2026	2025
GAAP income before tax	$66,903	$54,382
Adjusting items:
Acquisition-related integration expenses	1,389	—
Greco Exit related expenses	307	—
Adjusted income before tax	$68,598	$54,382

GAAP provision for income tax	$17,122	$13,212
Adjusting items:
Tax effect of acquisition-related integration expenses	367	—
Tax effect of Greco Exit related expenses	81	—
Adjusted provision for income tax	$17,570	$13,212

GAAP effective tax rate	25.6%	24.3%
Adjusted effective tax rate	25.6%	24.3%

CSW INDUSTRIALS, INC.
Reconciliation of Net Income Attributable to CSW to Adjusted EBITDA
(unaudited)

(Amounts in thousands)	Three Months Ended June 30,
	2026	2025
Net Income attributable to CSW	$49,759	$40,925
Plus: Income attributable to redeemable noncontrolling interest	21	246
Net Income	$49,780	$41,171

Adjusting Items:
Interest expense, net	12,731	1,022
Income tax expense	17,122	13,212
Depreciation & amortization	20,259	13,338
EBITDA	$99,892	$68,742

EBITDA Adjustments:
Acquisition-related integration expenses	1,389	—
Greco exit related expenses	307	—
Adjusted EBITDA	$101,587	$68,742
Adjusted EBITDA % Revenue	29.0%	26.1%

CSW INDUSTRIALS, INC.
Reconciliation of Gross Profit to Adjusted Gross Profit
(unaudited)

(Amounts in thousands)	Three Months Ended June 30,
	2026	2025
Gross Profit	$157,361	$115,442
Gross Profit % Revenue	44.9%	43.8%

Adjusting Items:
Acquisition-related integration expenses	352	—
Greco exit related expenses	279	—
Adjusted Gross Profit	$157,992	$115,442
Adjusted Gross Profit % Revenue	45.1%	43.8%

CSW INDUSTRIALS, INC.
Reconciliation of Operating Expenses to Adjusted Operating Expenses
(unaudited)

(Amounts in thousands)	Three Months Ended June 30,
	2026	2025
Operating expenses (a)	$77,507	$60,566
Operating expenses % Revenue	22.1%	23.0%

Adjusting Items:
Acquisition-related integration expenses	(1,037)	—
Greco exit related expenses	(28)	—
Adjusted Operating expenses	$76,442	$60,566
Adjusted Operating expenses % Revenue	21.8%	23.0%
(a) Operating expenses include selling, general, and administrative expense and impairment expense.

CSW INDUSTRIALS, INC.
Reconciliation of Segment Operating Income to Segment Adjusted EBITDA
(unaudited)

(Amounts in thousands)	Three Months Ended June 30, 2026
	Contractor Solutions	Specialized Reliability Solutions	Engineered Building Solutions	Corporate and Other	Consolidated
Revenue, net	$276,007	$48,194	$28,937	$(2,489)	$350,650

Operating Income	$75,016	$8,054	$4,573	$(7,789)	$79,854
% Revenue	27.2%	16.7%	15.8%		22.8%

Adjusting Items:
Acquisition-related integration expenses	911	478	—	—	1,389
Greco exit related expenses	—	—	307	—	307
Adjusted Operating Income	$75,927	$8,533	$4,880	$(7,789)	$81,550
% Revenue	27.5%	17.7%	16.9%		23.3%

Adjusting Items:
Other income (expense), net	(190)	—	35	(67)	(221)
Depreciation & amortization	18,612	1,504	117	25	20,259
Adjusted EBITDA	$94,349	$10,037	$5,032	$(7,831)	$101,587
% Revenue	34.2%	20.8%	17.4%		29.0%

(Amounts in thousands)	Three Months Ended June 30, 2025
	Contractor Solutions	Specialized Reliability Solutions	Engineered Building Solutions	Corporate and Other	Consolidated
Revenue, net	$196,740	$36,806	$31,896	$(1,796)	$263,646

Operating Income	$52,759	$5,241	$3,999	$(7,123)	$54,876
% Revenue	26.8%	14.2%	12.5%		20.8%

Adjusting Items:
Other income (expense), net	698	(76)	8	(102)	528
Depreciation and amortization	11,540	1,337	416	45	13,338
Adjusted EBITDA	$64,996	$6,503	$4,423	$(7,180)	$68,742
% Revenue	33.0%	17.7%	13.9%		26.1%

CSW INDUSTRIALS, INC.
Reconciliation of Operating Cash Flows to Free Cash Flows
(unaudited)

(Amounts in thousands)	Three Months Ended June 30,
	2026	2025
Net cash provided by operating activities	$75,620	$60,641

Less: Capital expenditures	(6,004)	(2,904)
Free cash flows	$69,616	$57,737
Adjusted EBITDA	$101,587	$68,742
Free cash flows % Adj. EBITDA	68.5%	84.0%

CSW INDUSTRIALS, INC.
Reconciliation of Adjusted CSW to Adjusted CSW excluding Greco
(unaudited)

(Amounts in thousands)	Three Months Ended June 30,
	2026			2025
	CSW Consolidated	Greco Consolidated	CSW Consolidated excluding Greco	CSW Consolidated	Greco Consolidated	CSW Consolidated excluding Greco
Revenues, net	$350,650	$5,508	$345,142	$263,646	$10,004	$253,642
Adjusted EBITDA	101,587	(1,117)	102,704	68,742	597	68,146
Adjusted EBITDA Margin	29.0%	(20.3)%	29.8%	26.1%	6.0%	26.9%
Amortization Adjusted EPS	$3.84	$(0.05)	$3.89	$2.85	$0.02	$2.83

CSW INDUSTRIALS, INC.
Reconciliation of Adjusted EBS to Adjusted EBS excluding Greco
(unaudited)

(Amounts in thousands)	Three Months Ended June 30,
	2026			2025
	EBS	Greco Consolidated	EBS, excluding Greco	EBS	Greco Consolidated	EBS, excluding Greco
Revenues, net	$28,937	$5,508	$23,429	$31,896	$10,004	$21,892
Adjusted EBITDA	5,032	(1,117)	6,150	4,423	597	3,826
Adjusted EBITDA Margin	17.4%	(20.3)%	26.2%	13.9%	6.0%	17.5%

CSW INDUSTRIALS, INC.
Net Debt to Adjusted EBITDA Ratio per Revolving Credit Facility ("RCF")
(Unaudited)

(in thousands, except net debt to adjusted EBITDA ratio)	Trailing Twelve Months Period Ended June 30, 2026
GAAP debt	$857,522
Minus: GAAP cash	(47,495)
Add: Restricted cash per RCF	4,495
Add: Capital lease liabilities	314
Net debt per RCF	$814,836

GAAP Net Income	121,456
Interest expense, net	33,954
Income tax expense	36,617
Depreciation & amortization	73,992
Greco impairment expense	15,627
Proforma EBITDA for acquisitions	23,600
Stock compensation expenses	14,984
Acquisition transaction and integration expenses	13,774
Prior year ESOP contribution	5,235
Greco Exit related expenses	2,438
Non-cash tax indemnification expense	1,497
Nonrecurring restructuring expenses	542
Other misc. adjustments per RCF	41
Adjusted EBITDA per RCF	$343,757

Net debt to adjusted EBITDA ratio per RCF	2.37x